Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Deborah S. Lorenz Vice President, Investor Relations and Corporate Communications Lipid Sciences, Inc. 925-249-4031 dlorenz@lipidsciences.com	Wolfe Axelrod Weinberger Associates, LLC Donald C. Weinberger don@wolfeaxelrod.com Media: Alisa Steinberg alisa@wolfeaxelrod.com 212-370-4500

FOR IMMEDIATE RELEASE:
August 17, 2006

LIPID SCIENCES, INC. IN COMPLIANCE WITH NASDAQ GLOBAL MARKET LISTING REQUIREMENTS

PLEASANTON, Calif., August 17, 2006 — Lipid Sciences, Inc. (Nasdaq:LIPD) announced today that on August 14, 2006, the Company was advised by the Nasdaq Listing Qualifications Staff that based on the Company’s June 30, 2006 balance sheet contained in its quarterly report on Form 10-Q, filed on August 9, 2006, the Company did not comply with the minimum $10,000,000 stockholders’ equity requirement for continued listing on The Nasdaq Global Market set forth in Nasdaq Marketplace Rule
4450(a)(3).  The Company reported stockholders’ equity of $8,412,000 as of June 30, 2006.

The Company has notified Nasdaq that as a result of the closing of its $6.3 million private placement of common stock and warrants on August 8, 2006, it currently meets the stockholders’ equity threshold and is in compliance with The Nasdaq Global Marketing listing requirements.

As with all companies listed on Nasdaq, the exchange will continue to monitor Lipid Sciences’ ongoing compliance with the stockholders’ equity requirement for continued listing on The Nasdaq Global Market.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role.  The Company’s HDL Therapy platform (HDL Selective Delipidation and HDL mimetic peptides) is aimed at developing treatments for the reversal of atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries. Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy platform is focused on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by application of Lipid Sciences’ proprietary delipidation technology.  The Company believes that removing the virus’ protective lipid coating enhances the processing and presentation of viral proteins to stimulate the body’s immune system to effectively fight the disease.  Conditions that could potentially be impacted by this technology include HIV, Hepatitis B and Hepatitis C, West Nile, SARS and influenza.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  If you would like to receive our press releases via email, please contact: info@lipidsciences.com.